UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 10, 2015

Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

155 North Lake Avenue, Pasadena, California	91101
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On July 13, 2015, Jacobs Engineering Group Inc. (the “Company”) announced that Noel G. Watson, the Executive Chairman of the Board of Directors of the Company (the “Board”) and principal executive officer of the Company, would cease to serve as Executive Chairman of the Board and principal executive officer of the Company effective as of the commencement of Steven J. Demetriou’s employment as President and Chief Executive Officer of the Company, as described below. Mr. Watson will continue to serve as Chairman of the Board following the commencement of Mr. Demetriou’s employment. The press release attached hereto as Exhibit 99.1 is incorporated herein by reference.

(c)     On July 10, 2015, the Company entered into a binding offer letter (the “Offer Letter”) with Mr. Demetriou pursuant to which he will commence employment with the Company as President and Chief Executive Officer on August 17, 2015, or another mutually agreeable date no later than October 9, 2015 (the date such employment commences, the “Effective Date”). The Offer Letter also provides that Mr. Demetriou will also be appointed to the Board effective as of the Effective Date.

The Offer Letter provides for Mr. Demetriou to receive an annual base salary of $1,300,000, an annual bonus target of 150% of base salary and an equity award for fiscal year 2015 having an aggregate grant value equal to $1,066,700 (delivered in the form of 20% stock options, 20% restricted stock units, and 60% performance share units). The fiscal year 2015 stock options will vest in equal installments on each of the first four anniversaries of the Effective Date, subject to continued employment, the fiscal year 2015 restricted stock units will cliff vest on the third anniversary of the Effective Date, subject to continued employment, and the fiscal year 2015 performance stock units will vest based on the same three year net earnings growth vesting criteria as performance stock units generally granted to the Company’s senior executives in May 2015, subject to continued employment. Mr. Demetriou will receive an equity award for fiscal year 2016 and future fiscal years in which he remains employed in an amount and form determined by the Human Resource and Compensation Committee of the Board, provided that the grant value of the fiscal year 2016 equity award shall be $6,400,000.

The Offer Letter provides for a cash payment of $5,650,000 and a grant of restricted stock units with the grant value of $2,700,000, to make Mr. Demetriou whole for the forfeiture of unvested awards he is leaving behind at his prior employer in order to accept the Company’s offer of employment. The make-whole cash payment will be reduced by the value of any prior employer cash or equity awards that vest following July 10, 2015 and prior to the Effective Date, and it must be repaid to the Company if Mr. Demetriou resigns without “good reason” or is terminated for “cause” prior to the second anniversary of the Effective Date. The make-whole restricted stock units vest in equal installments on each of the first three anniversaries of the Effective Date, subject to Mr. Demetriou’s continued employment and to accelerated vesting if Mr. Demetriou resigns with “good reason” or is terminated other than for “cause” prior to the third anniversary of the Effective Date. The Offer Letter also provides for a sign-on equity grant to Mr. Demetriou having an aggregate grant value of $2,000,000 (delivered in the form of 50% stock options and 50% restricted stock units), which awards will vest on terms consistent with those applicable to the stock options and restricted stock units granted in respect of fiscal year 2015 and described above.

If Mr. Demetriou is terminated by the Company without “cause” or he resigns for “good reason,” in each case, within two years following the Effective Date, he will be entitled to receive a lump sum payment equal to one year’s base salary and target bonus.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the terms of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

The press release attached hereto as exhibit 99.1 is incorporated herein by reference.

(d)    Subject to entry into the Offer Letter, the Board elected Mr. Demetriou as a Class II director of the Company to fill the newly created Board seat described below, which election shall be effective as of the Effective Date. The terms of the Company’s Class II directors end at the Company’s 2016 Annual Meeting of Shareholders. Mr. Demetriou is not expected to serve on any standing committee of the Board. There were no understandings or other agreements or arrangements between Mr. Demetriou and any other person pursuant to which Mr. Demetriou was elected as a director of the Company. As an employee director, Mr. Demetriou will not receive any compensation for his services as director.

In connection with his election, the Company and Mr. Demetriou entered into the Offer Letter as described above, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

The press release attached hereto as Exhibit 99.1 is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors has amended Section 3.02 of the Company’s bylaws to provide for an increase in the number of authorized directors from eleven to twelve, which amendment shall be effective as of the Effective Date.

The foregoing summary is qualified in its entirety by reference to the complete text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Bylaws, effective as of the Effective Date.
10.1	Offer Letter with Steven J. Demetriou, dated as of July 10, 2015.
99.1	Press Release, dated as of July 13, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: July 16, 2015

JACOBS ENGINEERING GROUP INC.

By:	/s/ Kevin C. Berryman
Kevin C. Berryman
Executive Vice President
and Chief Financial Officer

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